Exhibit 10.14

Managing Director Service Contract
Between
Franklin Electric Co., Inc
400 East Spring Street
Bluffton, Indiana 46714
USAFranklin Electric Europa GmbH
Postfach 1280 D-54502
Rudolph Diesel Strasse 20
D-54516 Wittlich, Germany

(hereinafter “Company“)

and

Mr. Peter - Christian Maske
Am Jahnplatz 7
D-54516 Wittlich

(hereinafter “Managing Director“)

The CEO Shareholders of the Company intends to appoint Mr. Maske as Managing Director of the Company as of August 1, 2003. On this basis, the Parties agree to on the following Service Contract:

1. Position and Scope of Duties

1.1	As of August 1, 2003 Mr. Maske shall be employed by the Company as Managing Director (Geschäftsführer). In addition, he shall have the title “President Franklin Electric Europa”.act as

1.2	The Managing Director shall represent the Company.

1.3
The CEO Shareholders may appoint additional managing directors, and may assign to the Managing Director further or other tasks or areas of responsibility and may determine the allocation of responsibilities within the management including the Managing Director’s authority to represent the Company singly or jointly.

1.4
The Managing Director will perform his duties as Managing Director by observing the diligence of a prudent businessman in accordance with the provisions of this Service Contract, the Company’s Articles of Association, the general and specific directions and instructions given by the CEOShareholders, and in accordance with the law. He will also comply with the Company’s policies, in particular with the Franklin policy on business ethics.

1.5	The Managing Director shall report to the CEO of Franklin Electric Co., Inc., currently Mr. Scott Trumbull (the “CEO”). The CEO or the Shareholders may at any time change the reporting line.

1.6
The Managing Director understands that he may be asked to abandon his post of Managing Director and transfer to the Grand Duchy of Luxembourg and assume, as a managing director of the Luxembourg affiliate, many of the management functions contemplated under the present Service Contract.

2. Other activities

2.1
The Managing Director will devote his full working time and ability to the Company’s business. Any other activity, be it for remuneration or not, including any part time work, is subject to the explicit prior written consent of the Shareholders or of the CEO who may deny such consent if in their view such activity was not in the interest of the Company.

2.2
Scientific and literary activity is permitted, provided that the Company is informed prior to the publication, and that such activity does not adversely affect the working capacity of the Managing Director, does not give rise to a divulging of confidential information, or is in any other way not in the interest of the Company.

2.3.
During the term of this Service Contract and for an additional two (3years 2) years beyond the termination of this Contract, the Managing Director may not solicit or assist or facilitate the solicitation of any employee of the Company or of any of its affiliates with the intention of causing them to render services to any other person or activity.

2.4
An indirect or direct participation in other undertakings requires the prior written consent of the Shareholders or of the CEO, except that such participation concerns publicly traded companies, does not exceed five per cent of the shares, and does not permit influence on the undertaking in any other way.

3. Transactions subject to consent

3.1	The Managing Director shall have single signature authority for obligations in accordance with the specific rules and regulations of the Company.

3.2
The CEO Shareholders reserve the right to alter the amount set forth in paragraph (3.1) above, and they may issue and alter a list of transactions subject to prior consent. The CEO Shareholders furthermore reserves the right to issue at any time directions of a general nature or for specific cases.

3.3
The restrictions set out in section 181 German Civil Code (Bürgerliches Gesetzbuch) (prohibition of self-contracting) shall apply unless explicitly stipulated otherwise in the Shareholder resolution appointing Mr. Maske as Managing Director.

4. Remuneration

4.1
The Managing Director shall be entitled to an annual gross base salary equivalent to $260,000 USD$ USD, payable in EURO’S determined at the average exchange rate for the month, and distributed in twelve (12) equal installments at the end of a calendar month. One time during the term of the contract the Managing Director may elect to set the EURO exchange rate at the prevailing exchange rate for the reminder of the contract. The Managing Director may elect to convert the gross base salary to a EURO denomination one time during the term of the contract at the then current exchange rate. After that election, the base salary will remain in that currency for the term of the contract.Furthermore, the Company shall pay the mandatory social security contributions including contributions to medical insurance according to German law. In case the Managing Director opts for a private medical insurance instead of the state medical insurance, the Company will bear half of the contributions due up to a maximum of what would have to be paid by the Company to the state medical insurance for the Managing Director’s personal medical insurance.

4.2
The annual base salary shall be reviewed annually, considering appropriately the financial and economic development of the Company, its affiliates, and the Managing Director’s personal performance. The decision whether or not to increase the base salary shall remain at the sole discretion of the CEOCompany.

4.3
With payment of the above-mentioned base salary, all activities, which the Managing Director performs under this Service Contract, shall be compensated. In particular, he shall not be entitled to any additional compensation for overtime work.

4.4
In addition to the salary paid in accordance with Sec. 4.1, the Company may decide to pay the Managing Director an annual incentive bonus of up to 70% of annual base pay. Any bonus is subject to the Company’s sole discretion. The Company may, subject to its sole discretion, decide to establish a bonus incentive plan for any fiscal year, thereby making bonus payments subject to additional predefined goals and further conditions as defined in the respective bonus incentive plan.  For the ongoing fiscal year, the Company shall adapt a bonus incentive plan similar to the Franklin Electric Co., Inc. Executive Bonus Plan. The details of the respective bonus plan shall be communicated to the Managing Director no later than within sixty (60) days following the start date of this contract. The Company reserves the right to change such annual bonus and incentive plan at any time, in particular with respect to bonus percentages, incentive targets, goals and bonus amounts. The bonus payout, if any, shall become due on or about February 28 of the following year.

4.5
An assignment or pledge of the remuneration entitlement is excluded. In case that the Managing Director upon culpable injury by a third party becomes unable to work, and the Company continues payment to him, the Managing Director already now assigns his damage claim against said third party resulting from him having been injured, to the Company up to the amount that the Company pays to said injured party.

4.6
Insofar as the Company grants payments (bonus, ex gratia payments or other additional payments) over and above the above-agreed remuneration, such payments are made voluntarily. There will be no entitlement to them arising for the future, even if payments were made on several and consecutive occasions.

5. Other Benefits

5.1
Travel expenses and other necessary expenses reasonably incurred by the Managing Director in the furtherance of the Company’s business will be reimbursed in accordance with the guidelines of the Company and within the framework of the principles of German or Luxembourg tax law.

5.2
The Company will in accordance with the applicable company policy as amended from time to time provide the Managing Director with a car allowance or a company car for business and private use. If he is availed a company car, the Managing Director will maintain the car in good condition and will arrange for regular maintenance. The costs for maintenance and use of the company car will be borne by the Company. The value of the private use per month as determined by German, or, if applicable, Luxembourg tax regulations for the particular type of car constitutes additional compensation, the wage withholding tax for which will be borne by the Managing Director. In case of his suspension / release from work the Managing Director will return the car at any time upon request of the Company; he shall have no right of retention, nor shall he be entitled to any compensation in lieu of the private use of the Company Car. In case the Managing Director is given a car allowance, the taxes on such allowance will be borne by the Managing Director.

5.3
The Company will take out travel accident insurance to the benefit of the Managing Director with the following amounts: (a) in case of death $ 1,000,000 USD (b) in case of complete invalidity $1,000,000 USD . The statutory taxes on the financial advantage will be borne by the Managing Director. In case of an insured accident, the Managing Director has to inform the Company immediately about such accident.

5.4
The Managing Director will start accruing additional pension benefits in the Franklin Electric Europa GmbH Pension Plan. This benefit will be a continuation to the benefits the Managing Director earned under the German Plan from 1974 - 1999.

6. Inability to perform duties

6.1
In case the Managing Director is unable to perform his duties under this Service Contract, he will inform the Company immediately about it, its assumed duration and its reason. In case the inability to work is due to health reasons, the Managing Director will provide the Company with a medical certificate after three calendar days following the beginning of the illness at the latest, indicating the inability to work and its assumed duration.

6.2
In case his inability to perform his duties results from reasons of illness not caused by him, the Managing Director shall continue to receive his base salary for the time of such inability, but not for longer than six months. The Company’s obligation to continue to pay the Managing Director’s base salary in accordance with this Sec. 6.2 shall be reduced by the amount of any sick payments or disability payments the Managing Director is paid during such time, whether out of statutory schemes, pension funds or otherwise. In case of death of the Managing Director not caused by him, his widow will receive the base salary for the month in which the death occurred as well as for the following three months. In case there is no wife, the base salary shall be due jointly to all children who at the date of the death have not yet retained their 25th birthday. Should such children not exist, the base salary payment shall cease with the date of death of the Managing Director.

7. Vacation

7.1	The Managing Director shall be entitled to an annual holiday of 30 working days excluding Saturdays.

7.2	The time of holiday shall be determined in agreement with the CEO taking into considera-tion the personal wishes of the Managing Director and the interests of the Company.

7.3
Holiday entitlement shall accrue month by month evenly through the calendar year. Holidays not taken in any calendar year may only be carried forward to the next calendar year with the approval of the Company or if they could not be taken in the preceding year due to the business of the Company requiring the presence of the Managing Director. Absent the Company’s approval, holidays carried forward to the next calendar year must be scheduled before March 31, and taken before April 30 of said next calendar year. Otherwise, they shall forfeit without any compensation.

8. Secrecy, Data Protection

8.1
The Managing Director shall not disclose to any third party, or use for personal gain, any confidential technical or other business information which has been entrusted to him, or which has otherwise become known to the Managing Director and which relates to the Company or to any of its affiliated companies. In particular, no information may be disclosed concerning the organization of the business, the relation with customers and suppliers and the Company's know-how. This obligation shall not expire upon termination of this Service Contract but shall continue to remain in force thereafter.

8.2
Business records of any kind, including private notes concerning Company affairs and activities, shall be carefully kept and shall be used only for business purposes. No copies or extract or duplicates of drawings, calculations, statistics and the like nor of any other business records or documents may be copied or extracted for purposes other than for the Company's business.

8.3
Upon termination of this Service Contract, or upon suspension/release from work, the Managing Director shall return all business records and copies thereof, regardless of the data carrier; he shall have no right of retention.

8.4
According to Section 5 of the Federal Statute on Data Protection (Bundesdatenschutzgesetz) and respective other corresponding provisions on data protection, the Managing Director shall not process personal data of employees or third parties for any other purpose than required in the ordinary fulfillment of business duties and shall not make such personal data available to other parties, nor publish or use them in any other way. The Managing Director agrees, however, that his personal data be processed by the Company and its affiliates. The Managing Director is aware of and agrees that, due to the internal structure of the Company’s group of affiliates and his position within the Company being particularly associated also with the Company’s international functions, his personnel data may be drawn, stored and processed not only by the Company but also by its affiliates, specifically by the Company’s parent company and other affiliates located in the U.S.

9. Inventions

9.1
All rights pertaining to inventions, whether patentable or not, and to proposals for technical improvements made and to computer software developed by the Managing Director (hereinafter jointly called "Inventions") during the term of this Service Contract shall be deemed acquired by the Company without paying extra compensation therefore. The Managing Director shall inform the Company or a person designated by the Company of any Inventions immediately in writing and shall assist the Company in acquiring patent or other industrial property rights, if the Company so desires.

Any and all writings or other copyrightable material produced by the Managing Director in the course of his services reasonably relating to the actual or potential business of the Company or one of its affiliates shall be the sole property of the Company or such affiliate, and the Company or one of its affiliates shall have the exclusive right to copyright such writings or other materials in any country. The same shall apply to any and all significant ideas, works of authorship, formulae, devices, improvements, methods, processes, or discoveries that are related to the Company or one of its affiliates (hereinafter referred to as “Improvements”) and which the Managing Director conceives, makes up, develops, or works on in the course of his services under this Contract shall be the sole property of the Company or of one of its affiliates, respectively. The Managing Director shall execute any additional documents required to protect the right, title and interest of the Company or one of its affiliates in the Improvement.

9.2
Subsection 9.1 above shall apply to any Inventions, Improvements or other industrial or intellectual property rights, no matter whether they are related to the business of the Company, are based on experience and know-how of the Company, emanate from such duties of activities as are to be performed by the Managing Director within the Company, or materialize during or outside normal business hours of the Company

9.3
The Company's exclusive and unlimited rights to Inventions, Improvements or other industrial or intellectual property acquired hereunder shall in no way be affected by any amendments to or the termina-tion of this Service Contract. Should the Managing Director by law be entitled to any compensation payment for such intellectual property rights which - as agreed above - solely pertain to the Company or one of its affiliates it is agreed that such payment is covered by the salary and that the Managing Director shall have no further claims against the Company or its affiliates.

10. Term of Service and Notice

10.1
This Service Contract is entered into for an indefinite period. It shall, however, end without the need to give notice not later than the expiry of the month during which the Managing Director attains the age of 65, or the month during which the Managing Director is entitled to receive state old age pension or pension for inability to work, whichever occurs first. Both parties are entitled to terminate this Contract by giving six (6) months prior notice effective to the end of any calendar month. In case the Company is obliged to observe an extended notice period, such an extension shall also apply for the Managing Director.

10.2
In case this Contract has been terminated, the Com-pany is entitled to suspend and relieve the Managing Director from work at any time. In such case the Company shall con-tinue to pay the contractual remuneration to the Managing Director for six (6) months as of the termination notice. Any holidays not yet taken shall be set off against the time period during which the Managing Director is suspended/relieved from work. Any suspension period shall not count for calculating a possible bonus or payment exceeding his gross base salary.

10.3
Notice of extraordinary termination, effective immediately, may be given for compelling reasons. Such reasons shall specifically be deemed to exist in case the Managing Director violates Articles 2, 3 and 8 of this Service Contract. The right of both Parties to terminate extraordinarily for other reasons remains unaffected.

10.4
Notice of termination must be given in writing. A revocation of appointment as Managing Director shall at the same time be deemed as termination of this Contract with notice period, provided that no termination for cause is made.

11. Forfeiture clause

11.1
All mutual claims arising out of the Service Contract and such claims which are related to the Service Contract, shall lapse if they are not asserted against the other party to the contract in writing within two months after the due date.

11.2
If the other party rejects the claim in writing or if a written response is not given within two weeks after the assertion of the claim, the claim shall lapse if it is not asserted before the courts within two months after receipt of the rejection or after expiry of the two week-period.

12. Final provisions

12.1
This Service Contract represents the entire agreement and understanding of the parties. It supersedes and replaces all other previous contracts of employment as issued by the Company or its affiliates. An amendment to this contract is the Peter Maske Benefit summary August 1, 2003 attached to this contract.

12.2	Any amendments of or additions to this Service Contract shall be made in writing in order to be effective.

12.3
If one of the provisions of this Service Contract is held to be invalid, the remaining provisions shall remain valid, and the invalid provision shall be replaced by such valid one which shall have the closest admissible economic effect. The same shall apply in the event that the Contract is found to be incomplete.

12.4	In the event of disputes in connection with this Service Contract, the place of jurisdiction shall be the European seat of the Company.

12.5	This Service Contract shall be governed and construed in accordance with the laws of Germany.

12.6	The Managing Director has received an executed copy of this Service Contract.

Wittlich, Germany August 1, 2003	Wittlich, Germany August 1, 2003

/s/ Gary Ward	/s/ Peter Christian Maske
Company	Managing Director
/s/ R. Scott Trumbull

Amendment to Managing Director Service Contract (12.1)

Peter Maske Compensation and Benefit Summary August 1, 2003

Effective with your re-assignment to Germany and the European Operations your salary and benefits will be adjusted as follows:

•	In order to maintain the net compensation level due to the tax differential between the U.S. and Germany your annual base salary will be $260,000.00 USD payable at the current EURO exchange.

•	You will retain your pension benefits earned between 1999 and 2003 in the Cash Balance Pension Plan and Franklin Electric Basic Pension Plan.

•
You will start accruing additional pension benefits in the German Plan effective August 1, 2003 until your retirement. This benefit will be a continuation to the pension benefits you have earned under the German Plan 1974 - 1999.

•	The FE EUROPA GmbH Pension Plan is attached.

•
If there is a termination of employment and it is effected in connection with a change in control of Franklin Electric Co., Inc. (the Company), the Company will be required to pay you your annual compensation for two years from the date of termination or change in control, whichever is earlier, and to continue to provide you with certain health benefits under the Company’s benefit plan in which you were a participant at the time of your termination of employment. These health benefits will run concurrent with any compensation payments.